UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 1, 2006

ACUSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50405	04-3208947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Arsenal Street, Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (617) 648-8800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

On February 1, 2006, Acusphere, Inc. (the “Company”) entered into executive employment agreements with certain senior executives of the Company, namely, Howard Bernstein, Sherri Oberg, Michael Slater, John Thero, Rick Walovitch and Nancy Wetherbee (the “Senior Executives”).  Under the terms of these agreements, and subject to the terms and conditions contained therein, the Senior Executives are entitled to receive certain compensation and benefits in the event they are terminated other than for cause, death or disability, including in connection with a “change of control” of the Company.

In the event that, during the 12-month period following a change of control or the period that begins six months prior to the first public comment by the Company regarding the change of control and ends upon a change of control, the Company terminates any of the Senior Executives, other than for cause, death, or disability, or any of the Senior Executives terminates his or her employment for “good reason,” such Senior Executive is entitled to receive (i) a lump sum payment equal to 6 times his or her monthly base salary, (ii) a lump sum payment equal to the product of his or her monthly base salary times the greater of the number of full years such Senior Executive had been employed by the Company or six, (iii) a lump sum payment equal to his or her target bonus for the year in which the change of control occurs, pro rated to cover the portion of the year elapsed plus such pro rated amount to cover six months plus the greater of one month for each full year such Senior Executive had been employed by the Company or six months.  Additionally, the Senior Executives will receive, at the Company’s expense, certain benefits, including health, dental and life insurance, for 18 months following the date of termination.

In the event the Company or any successor company terminates a Senior Executive other than for cause, death or disability at any time and such Senior Executive has been employed by the Company for at least twenty-four (24) months at the time of termination, and such termination does not constitute a change of control termination or a management buyout, such Senior Executive is entitled to receive (i) payments equal to 6 times his or her monthly base salary and (ii) payments equal to his or her monthly base salary times the number of full years such Senior Executive had been employed by the Company.  Additionally, such Senior Executive will receive, at the Company’s expense, certain benefits, including health, dental and life insurance, for 18 months following the date of termination.

Unless at that time the Senior Executive elects to forgo the following, upon a change of control, all stock options and other stock-based awards granted to each of the Senior Executives will immediately accelerate and become fully exercisable as of the effective date of the change of control.  The Senior Executives are also entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on the severance payments under the change of control agreements in the event any payment or benefit to the executive is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code.

A form of the executive employment agreements is provided as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

The following exhibit is furnished as part of this report, where indicated:

(c)  Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement dated as of February 1, 2006 between Acusphere, Inc. and each of Howard Bernstein, Sherri Oberg, Michael Slater, John Thero, Rick Walovitch and Nancy Wetherbee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSPHERE, INC.

Dated: February 7, 2006	By:	/s/ John F. Thero
		Name:	John F. Thero
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Employment Agreement dated as of February 1, 2006 between Acusphere, Inc. and each of Howard Bernstein, Sherri Oberg, Michael Slater, John Thero, Rick Walovitch and Nancy Wetherbee